As filed with the Securities and Exchange Commission
                        on January 10, 1996

Registration No. _______


                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549
                 __________________________________

                              FORM S-8

                       REGISTRATION STATEMENT
                               UNDER
                     THE SECURITIES ACT OF 1933
                ___________________________________

                     DOLLAR GENERAL CORPORATION
       (Exact name of registrant as specified in its charter)

                              Kentucky
   (State or other jurisdiction of incorporation or organization)

                              61-0502302
                (I.R.S. employer identification no.)

                       104 Woodmont Boulevard
                             Suite 500
                        Nashville, TN  37205
              (Address of principal executive offices)

                     Dollar General Corporation
                 1995 Employee Stock Incentive Plan
            1995 Stock Option Plan for Outside Directors
                      (Full title of the plan)

                           BOB CARPENTER
      Vice President, Corporate Secretary and Chief Counsel
                       104 Woodmont Boulevard
                             Suite 500
                        Nashville, TN  37205
              (Name and address of agent for service)

                            (615) 783-2000
   (Telephone number, including area code, of agent for service)

                  CALCULATION OF REGISTRATION FEE

                                        Proposed maximum    Proposed maximum    Amount of
Title of securities      Amount to be   offering price      aggregate offering  registration
to be registered         registered     per share (1)       price (1)           fee
Common stock             3,350,000 shs  $22.000             $73,700,000         $25,426.50


(1) Estimated solely for the purpose of determining the amount of the registration fee. Such estimates have been calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, and are based on the average of the high and low price per share of the Registrant's Common Stock as reported on The New York Stock Exchange Composite Tape on January 5, 1996.

      2
                              PART II

         Information Required in the Registration Statement

Item 3.   Incorporation of Documents by Reference.

     The following documents previously filed by Dollar General Corporation, (the "Registrant"), with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are hereby incorporated by reference:

     1. The Registrant's Annual Report Form 10-K for the fiscal year ended January 31, 1995 and Quarterly Report on Form 10-Q for the quarter ended April 30, 1995; July 31, 1995; and October 31, 1995.

     2. The description of the Registrant's Common Stock contained in the Registration Statement on Form 8-A filed by the Registrant to register the Common Stock under the Exchange Act, including all amendments and reports filed for the purpose of updating such description prior to the termination of the offering of the Common Stock offered hereby.

     All documents and reports subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares offered hereby have been sold or which deregisters all shares then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Item 4.   Description of Securities.

     Inapplicable.

Item 5.   Interests of Named Experts and Counsel.

     Inapplicable.

Item 6.  Indemnification of Directors and Officers.

     Kentucky law requires a corporation (unless limited by its articles of incorporation) to indemnify a director or officer who is wholly successful in defending any proceedings to which that person is a party because of such person's position or office with the corporation. Kentucky law permits a corporation to indemnify a director, officer, employee or agent in a criminal proceeding if that person had no reasonable cause to believe his conduct was unlawful. Kentucky law also permits a corporation to indemnify a director, officer, employee or agent who is party to a proceeding for conduct with respect to an employee benefit plan if that person reasonably believed such action was not opposed to the best interest of the participants in and beneficiaries of such plan. Kentucky law provides that a court of competent jurisdiction may order indemnification to a director or officer upon application (unless limited by the relevant corporation's articles of incorporation) if the court determines that such person is fairly and reasonably entitled to indemnification, whether or not such person satisfied the statutory requirements provided for indemnification. Kentucky law requires a corporation to notify shareholders of any indemnification or advances for expenses made to or on behalf of a director in connection with a proceeding by or in the right of the corporation with or before notice of the next shareholders' meeting.

     Article VIII of the Company's bylaws states that the Company shall indemnify to the full extent permitted by law its directors, officers, employees and agents. The Company has entered into indemnification agreements with all of its directors providing that the Company will indemnify the directors to the fullest extent permitted by law against claims arising out of their actions as directors of the Company and will advance expenses of defending against such claims.

     The Company has purchased a directors and officers liability insurance policy as permitted by Kentucky law which, subject to certain limits and retentions set forth in the policy, covers (i) losses that may be incurred by directors and officers of the Company and its subsidiaries as a result of wrongful acts (as defined in the policy) while acting in their capacities as officers and directors and (ii) payment on behalf of the Company of amounts which the Company may be required or permitted to pay as indemnification to directors and officers of the Company.

     The foregoing statements in Item 6 are subject to the detailed provisions of Sections 271B.8-500 through 271B.8-580 and 271B.16-210 of the Kentucky 1988 Business Corporation

Act, as amended, the Registrant's Bylaws and the indemnification agreements entered into by and between the Registrant and each of the directors.

Item 7.   Exemption From Registration Claimed.

     Inapplicable.

Item 8.   Exhibits

     See Exhibit Index (page II-7).

Item 9.   Undertakings.

      A.  The Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

           (i) To include any prospectus required by Section
      10(a)(3) of the Securities Act of 1933, as amended (the
      "Securities Act");

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration
Statement
      (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to
      the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 8th day of January, 1996.


 DOLLAR GENERAL CORPORATION


 By: /s/ Cal Turner, Jr.
                                    Cal Turner, Jr., Chairman,
                                    President and Chief Executive
                                    Officer


 KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Cal Turner, Jr. and Bob Carpenter, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                   Title                       Date
/s/ Cal Turner, Jr.         Chairman of the             January 8,1996
Cal Turner, Jr.             Board, President and
                            Chief Executive Officer)
                            (Principal Executive
                            Officer)

/s/ Thomas W. Stoltz        Controller and Interim      January 8, 1996
Thomas W. Stoltz            Chief Financial Offier
                            (Principal Financial and
                            Accounting Officer)

/s/ James L. Clayton        Director                    January 8, 1996
James L. Clayton

/s/ James D. Cockman        Director                    January 8, 1996
James D. Cockman

/s/ Reginald D. Dickson     Director                    January 8, 1996
Reginald D. Dickson

/s/ John B. Holland         Director                    January 8, 1996
John B. Holland

/s/ Wallace N. Rasmussen    Director                    January 8, 1996
Wallace N. Rasmussen

/s/ Cal Turner              Director                    January 8, 1996
Cal Turner

/s/ David M. Wilds          Director                    January 8, 1996
David M. Wilds

/s/ William S. Wire, II     Director                    January 8, 1996
William S. Wire, II

Exhibit Index

Exhibit
Number    Description
4.1       Restated Articles of Incorporation, as
          amended, (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1993 and the current Report on Form 8-K dated August
          22, 1994)

4.2 Bylaws of Dollar General Corporation, as amended February 1, 1993 (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended
          January 31, 1993)

4.3       1995 Employee Stock Incentive Plan
          (incorporated by reference to the
          Registrant's proxy statement dated April 28,
          1995)

4.4       1995 Stock Option Plan for Outside Directors
          (incorporated by reference to the
          Registrant's proxy statement dated April 28,
          1995)

5         Opinion of Counsel

23.1      Consent Of Counsel (included in Exhibit 5)

23.2      Consent of Coopers & Lybrand

24        Power of Attorney (included on page II-5)